Exhibit 4.5

FORM OF

WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

This WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT (this “Agreement”) is made as of __________ __, 2023, by and among Goal Acquisitions Corp., a Delaware corporation (the “Company”), Goal Acquisitions Nevada Corp., a Nevada corporation (“Goal Nevada”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”).

RECITALS

WHEREAS, the Company and the Warrant Agent are parties to that certain Warrant Agreement, dated as of February 10, 2021 (including all Exhibits thereto, the “Existing Warrant Agreement”);

WHEREAS, (a) the Company has issued and sold 667,500 warrants as part of units to Goal Acquisitions Sponsor LLC (the “Private Placement Warrants”) to purchase shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), with each Private Placement Warrant being exercisable for one share of Common Stock and with an exercise price of $11.50 per share, (b) the Company has issued and sold 25,875,000 warrants as part of units to public investors in a public offering (the “Public Warrants”) to purchase shares of Common Stock, with each Public Warrant being exercisable for one share of Common Stock and with an exercise price of $11.50 per share, [and (c) the Company has issued an additional 1,000,000 warrants in connection with certain working capital loans made by Goal Acquisitions Sponsor LLC to the Company (the “Working Capital Warrants” and together with the Private Placement Warrants and Public Warrants, the “Warrants”) to purchase shares of Common Stock, with each Working Capital Warrant being exercisable for one share of Common Stock and with an exercise price of $11.50 per share]1;

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, the Company, Goal Nevada, Digital Virgo Group, a French public limited company (société anonyme) whose registered office is at 88 rue Paul Bert, 69003 Lyon, France, and registered with the registry of commerce and companies under number 914 138 615 R.C.S. Lyon (“DV”), all of the shareholders of DV and IODA S.A., in its capacity as the DV Shareholders Representative (as defined therein), have entered into that certain Amended and Restated Business Combination Agreement, dated as of February 8, 2023 (the “Amended and Restated Business Combination Agreement”);

WHEREAS, on [_________ __], 2023, as part of the transactions contemplated by the Amended and Restated Business Combination Agreement, the Company will merge with and into Goal Nevada (the “Goal Merger”), with Goal Nevada as the surviving company in the Goal Merger;

WHEREAS, as provided in Section 4.5 of the Existing Warrant Agreement, after giving effect to the Goal Merger, the Existing Warrant Agreement (as amended hereby) and this Agreement, the Warrants will no longer be exercisable for shares of Common Stock but instead will be exercisable (subject to the terms and conditions of the Existing Warrant Agreement as amended hereby) for shares of common stock, par value $0.0001 per share, of Goal Nevada (“Goal Nevada Common Stock”);

1 NTD: Delete if not applicable.

WHEREAS, each of Goal and Goal Nevada has obtained all necessary corporate approvals to enter into this Agreement and to consummate the transactions contemplated herein and by the Existing Warrant Agreement;

WHEREAS, the Company desires to assign all of its right, title and interest in the Existing Warrant Agreement (as amended hereby) to Goal Nevada and Goal Nevada wishes to accept such assignment; and

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any registered holders for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as the Company and the Warrant Agent may deem necessary or desirable and that the Company and the Warrant Agent deem shall not adversely affect the interest of the registered holders of the Warrants.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows.

ARTICLE I

ASSIGNMENT AND ASSUMPTION; CONSENT.

Section 1.1 Assignment and Assumption. The Company hereby assigns to Goal Nevada all of the Company’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) and Goal Nevada hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising from and after the execution of this Agreement, in each case, effective immediately upon the Goal Merger Effective Time (as defined in the Amended and Restated Business Combination Agreement). As a result of the preceding sentence, effective immediately upon the Goal Merger Effective Time, each Warrant shall be converted into a warrant to purchase shares of Goal Nevada Common Stock pursuant to the terms and conditions of the Existing Warrant Agreement (as amended hereby).

Section 1.2 Consent. The Warrant Agent hereby consents to the assignment of the Existing Warrant Agreement (as amended hereby) by the Company to Goal Nevada pursuant to Section 1.1 hereof effective immediately upon the Goal Merger Effective Time, and the assumption of the Existing Warrant Agreement by Goal Nevada from the Company pursuant to Section 1.1 hereof effective immediately upon the Goal Merger Effective Time, and to the continuation of the Existing Warrant Agreement in full force and effect from and after the Goal Merger Effective Time, subject at all times to the Existing Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Warrant Agreement (as amended hereby) and this Agreement.

ARTICLE II

AMENDMENT OF EXISTING WARRANT AGREEMENT

The Company and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Article II, effective immediately upon the Goal Merger Effective Time, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Article II are necessary, advisable, desirable, fair to and in the best interests of the Company and its stockholders and Warrant holders and that such amendments do not adversely affect the interests of the registered holders.

Section 2.1 Preamble. All references to “Goal Acquisitions Corp., a Delaware corporation” in the Existing Warrant Agreement shall refer instead to “Goal Acquisitions Nevada Corp., a Nevada corporation”. As a result thereof, all references to the “Company” in the Existing Warrant Agreement shall be references to Goal Acquisitions Nevada Corp. rather than to Goal Acquisitions Corp.

Section 2.2 Reference to Common Stock. All references to “shares of Common Stock” and “$0.0001 par value” in the Existing Warrant Agreement shall refer instead to “shares of common stock of Goal Acquisitions Nevada Corp.” and “$0.0001 par value”, respectively. As a result thereof, all references to “shares of Common Stock” in the Existing Warrant Agreement shall be references to shares of common stock of Goal Nevada rather than to shares of common stock of the Company.

Section 2.3 Section 4.5 of the Existing Warrant Agreement. Section 4.5 of the Existing Warrant Agreement is hereby deleted in its entirety and replaced with the following:

“4.5. Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change covered by Section 4.1, 4.2 or 4.3 hereof or that solely affects the par value of the Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Common Stock), or in the case of share exchange involving the Company and another corporation, or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Warrant holders shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger, consolidation or share exchange, or upon a dissolution following any such sale or transfer, that the Warrant holder would have received if such Warrant holder had exercised his, her or its Warrant(s) immediately prior to such event. If any reclassification also results in a change in the Common Stock covered by Section 4.1, 4.2 or 4.3, then such adjustment shall be made pursuant to Sections 4.1, 4.2, 4.3, 4.4 and this Section 4.5. The provisions of this Section 4.5 shall similarly apply to successive reclassifications, reorganizations, mergers, consolidations, share exchanges, sales or other transfers. In no event will the Warrant Price be reduced to less than the par value per share issuable upon exercise of the Warrant.”

Section 2.4 Notice. The address for notices to the Company set forth in Section 9.2 of the Existing Warrant Agreement is hereby amended and restated in its entirety as follows:

Goal Acquisitions Nevada Corp.

13001 W. Hwy 71, Suite 201

Austin Texas 78738

Email: bill@goalacquisitions.com

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.1 Effectiveness of Agreement. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be contingent upon the occurrence of the Goal Merger.

Section 3.2 Examination of the Existing Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the United States of America, for inspection by the registered holder (as such term is defined in the Existing Warrant Agreement) of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.

Section 3.3 Governing Law. This Agreement, the entire relationship of the parties hereto, and any dispute between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws principles.

Section 3.4 Counterparts. This Agreement may be executed in two or more counterparts, and delivered by electronic transmission, each of which will be deemed an original but all of which together will constitute one and the same instrument.

Section 3.5 Entire Agreement. Except to the extent specifically amended or superseded by the terms of this Agreement, all of the provisions of the Existing Warrant Agreement shall remain in full force and effect, as assigned and assumed by the parties hereto, to the extent in effect on the date hereof, and shall apply to this Agreement, mutatis mutandis. This Agreement and the Existing Warrant Agreement, as assigned and modified by this Agreement, constitutes the complete agreement between the parties and supersedes any prior written or oral agreements, writings, communications or understandings with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement, all as of the date first written above.

GOAL ACQUISITIONS CORP.

By:
Name:
Title:

GOAL ACQUISITIONS NEVADA CORP.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

[Signature Page to Warrant Assignment, Assumption and Amendment Agreement (Goal Nevada)]